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                                                                   EXHIBIT 99(A)

                              TCA CABLE TV, INC.
                      NONQUALIFIED STOCK OPTION AGREEMENT
                            DATE: DECEMBER 13, 1995

TO: Robert M. Rogers
    404 W. Sixth
    Tyler, Texas 75701

Dear Mr. Rogers:

        This will constitute the Agreement made today between you and TCA Cable TV, Inc. (the "Company") with respect to the stock option discussed herein, pursuant and subject in all respects to the Company's Amended and Restated Incentive Stock Option Plan (the "Plan").

        1. The Company hereby grants you an option to purchase from the Company up to a total of 5,460 shares of common stock of the Company, $.10 par value per share, at a price per share of $27.50. The number of shares covered by the foregoing option is subject to adjustment as provided in the Plan.

        2. Said option may be exercised upon the terms and conditions of said Plan, and of this Agreement, and not otherwise. It may be exercised from time to time, in whole or in part, while it remains in force, but may not be exercised after the expiration of seven years from this date.

           In any case, said option may not be exercised prior to December 13, 1996. Thereafter, the option shall be exercisable only as follows:

           (a) During the period of December 13, 1996 to December 13, 1997, the option may be exercised to the extent of 25 percent of the aggregate number of shares originally covered by the option.

           (b) During each of the next three successive twelve-month periods, the first period beginning two years from the date of this Agreement, the second such period beginning three years from such date, and the third such period beginning four years from such date, the option may be exercised to the extent of an additional 25 percent of the aggregate number of shares originally covered by the option, and to the extent the right to exercise the option theretofore has accrued and has not been exercised.

           (c) At any time after December 13, 1999 (four years from the date of this Agreement), the option shall be exercisable in full except to the extent it theretofore shall have been exercised.


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Stock Option Agreement                                                  Page 2

     3. Nothing herein contained shall obligate the Company or any subsidiary of the Company to continue the employment for any particular period or on any particular basis of compensation, or constitute a request or consent to postpone the retirement date of any employee.

     4. You agree that each notice of the exercise of this option, in whole or in part, shall include a representation that the shares being purchased are not being acquired with a view to distribution thereof, and that unless a registration statement under the Securities Act of 1933, as amended, and the regulations of the Securities and Exchange Commission shall be in effect as to shares, none of such shares shall be disposed of without prior approval by the Company, except through transactions not involving a "distribution" within the meaning of said Act and regulations.

     5. This option is not assignable or transferable by you other than by will or the laws of descent and distribution. During your lifetime, this option may only be exercised by you.

     6. The option shall expire seven years after the date of the Agreement but in no event later than three months after you cease to be an employee of the Company (one year in the case of termination of employment by reason of disability), whichever occurs first. However, in the event of your death while you are an employee or within three months of termination of your employment, this option shall be exercisable to the extent that it was exercisable at the date of death by the person or persons to whom your rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of this option or prior to one year after the date of death, whichever is earlier.

     7. This agreement is subject to all terms, conditions, limitations and restrictions contained in the Plan. It is understood that you shall not have any of the rights of a shareholder with respect to any of the shares optioned under this Agreement until such shares are actually paid for and issued to you.

     8. It is agreed that if the optionee shall dispose of any of the shares purchased pursuant to the option hereby granted within the two-year period beginning on this date, or within the one-year period beginning on the date of the issue of shares to him, then in order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, the optionee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares.

     9. It is expressly understood and agreed that you assume all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the stock after the exercise of this option in whole or in part.


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Stock Option Agreement                                                Page 3

     To confirm your agreement with the foregoing, kindly sign and return one copy of this letter immediately.

                                       Very truly yours,

                                       /s/ KENNETH S. GUNTER
                                       ----------------------------------
                                       Kenneth S. Gunter
                                       Chairman, Compensation Committee
                                       Board of Directors
                                       TCA Cable TV, Inc.



OPTIONEE:


/s/ ROBERT M. ROGERS
-------------------------------
Robert M. Rogers